UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2020

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338
(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2020, Commercial Metals Company (the “Company”) announced that the Company and Paul K. Kirkpatrick, Vice President, General Counsel and Corporate Secretary of the Company, mutually agreed that Mr. Kirkpatrick would separate from his position as an officer of the Company effective February 4, 2020 and that his employment with the Company would terminate effective March 31, 2020 (the “Separation Date”) to allow for the orderly transition of Mr. Kirkpatrick’s duties.

In connection with his departure, the Company and Mr. Kirkpatrick entered into a Separation and Release Agreement (the “Agreement”) on February 28, 2020. The Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it was executed by Mr. Kirkpatrick (the “Effective Date”). The Agreement supersedes the Amended and Restated Commercial Metals Company Executive Employment Continuity Agreement, dated as of November 1, 2013, between Mr. Kirkpatrick and the Company (the “EECA”), except with regard to Mr. Kirkpatrick’s confidentiality, non-competition and non-solicitation obligations in Article X of the EECA. In addition, Mr. Kirkpatrick has agreed to certain ongoing cooperation obligations contained in the Agreement, including providing transition services to the Company through the Severance Period (as defined below).

In consideration for Mr. Kirkpatrick’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in the Agreement, the Company agreed, among other things, to provide Mr. Kirkpatrick: (i) an aggregate amount equal to $360,000 in two equal lump sum payments (the “Severance Payments”) as follows (a) $180,000 to be paid to Mr. Kirkpatrick on the Company’s regular payroll date immediately following the execution of the release of claims set forth in the Agreement and (b) $180,000 to be paid to Mr. Kirkpatrick on the Company’s regular payroll date following October 1, 2020 (the period from the Effective Date of the Agreement to the final payment of the Severance Payments, the “Severance Period”); (ii) Mr. Kirkpatrick’s prorated fiscal year 2020 annual performance bonus, at Target, as approved by the Company’s Compensation Committee; (iii) twenty days of accrued, unused vacation pay on the Company’s regular payroll date immediately following the Separation Date; and (iv) for a period of eight months following the Separation Date, reimbursement by the Company for the monthly premium for health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by Mr. Kirkpatrick for himself and his eligible dependents for COBRA coverage under the Company’s group health plan.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement itself, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation and Release Agreement, dated as of February 28, 2020, by and between Commercial Metals Company and Paul K. Kirkpatrick.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY
Date: March 3, 2020

	By:	/s/ Barbara R. Smith
	Name:	Barbara R. Smith
	Title:	President and Chief Executive Officer